        THIRD SUPPLEMENT TO THE OFFER TO PURCHASE DATED DECEMBER 6, 1996

                            GREEN ACQUISITION CORP.
                     CURRENTLY A WHOLLY OWNED SUBSIDIARY OF
                                CSX CORPORATION
                    IS AMENDING THE SECOND OFFER TO INCLUDE
                          NORFOLK SOUTHERN CORPORATION
                       AS A CO-BIDDER AS DESCRIBED BELOW

      THE SECOND OFFER HAS BEEN EXTENDED. THE SECOND OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, MAY 23, 1997, UNLESS THE SECOND OFFER IS FURTHER EXTENDED.

    CSX Corporation, a Virginia corporation ("CSX"), and Norfolk Southern Corporation, a Virginia corporation ("NSC"), have entered into a letter agreement, dated April 8, 1997 (the "CSX/NSC Letter Agreement"), which provides, among other things, (i) for the termination of the NSC tender offer commenced on February 12, 1997 (the "NSC Second Offer") and the dismissal of litigation between CSX and NSC, (ii) that Green Acquisition Corp. ("Purchaser") will, directly or indirectly, become a jointly owned subsidiary of CSX and NSC, (iii) that, through Purchaser, CSX and NSC will jointly acquire all Shares not already owned by CSX and NSC through the Second Offer and the Merger, and will jointly provide the funds necessary therefor, and (iv) that Conrail Inc. (the "Company") will continue to be managed by its Board of Directors until the requisite approval of the Surface Transportation Board (the "STB") is obtained and, following receipt of such approval, CSX and NSC will be separately allocated certain of the Company's railroad operations and will jointly operate certain other railroad operations of the Company. See Section 8 of this Third Supplement.

    Except as otherwise set forth in this Third Supplement, the terms and conditions previously set forth in the Offer to Purchase, dated December 6, 1996, the Supplement thereto, dated December 19, 1996, and the Second Supplement thereto, dated March 7, 1997, remain applicable in all respects to the Second Offer, and this Third Supplement should be read in conjunction with the Offer to Purchase, the First Supplement and the Second Supplement. Unless the context requires otherwise, terms not defined herein have the meanings ascribed to them in the Offer to Purchase, the First Supplement and the Second Supplement.
                            ------------------------

    THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE SECOND OFFER AND THE MERGER, DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE IN THE BEST INTERESTS OF THE COMPANY AND RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE SECOND OFFER AND TENDER THEIR SHARES PURSUANT TO THE SECOND OFFER.

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of such shareholder's shares of common stock, par value $1.00 per share ("Common Shares"), or shares of Series A ESOP Convertible Junior Preferred Stock, without par value ("ESOP Preferred Shares" and, together with the Common Shares, the "Shares"), of the Company should either (i) complete and sign one of the (blue) Letters of Transmittal (or a facsimile thereof) circulated with the Offer to Purchase, the First Supplement or the Second Supplement or the (green) Letter of Transmittal circulated with this Third Supplement in accordance with the instructions in such Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to such Letter of Transmittal, mail or deliver such Letter of Transmittal (or such facsimile thereof) and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with such Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase prior to the expiration of the Second Offer or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares. Any shareholder tendering Shares with a (blue) Letter of Transmittal (or a facsimile thereof) circulated with the Offer to Purchase, the First Supplement or the Second Supplement will be deemed to have tendered on the terms set forth in the (green) Letter of Transmittal circulated with this Third Supplement.

    Any shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

    Questions and requests for assistance or for additional copies of this Third Supplement, the Second Supplement, the First Supplement, the Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Third Supplement.

                 The Dealer Managers for the Second Offer are:
WASSERSTEIN PERELLA & CO., INC.
                                  J.P. MORGAN & CO.
                                                    MERRILL LYNCH & CO.
April 10, 1997

TO THE HOLDERS OF COMMON STOCK AND SERIES A ESOP CONVERTIBLE
JUNIOR PREFERRED STOCK OF CONRAIL INC.:

                                  INTRODUCTION

     The following information amends and supplements (i) the Offer to Purchase, dated December 6, 1996 (the "Offer to Purchase"), of Purchaser, (ii) the Supplement to the Offer to Purchase (the "First Supplement"), dated December 19, 1996, of Purchaser, and (iii) the Second Supplement to the Offer to Purchase (the "Second Supplement"), dated March 7, 1997, of Purchaser. Pursuant to an amendment to the Schedule 14D-1, NSC has been added as a co-bidder as described in Section 8 of this Third Supplement; and, pursuant to the CSX/NSC Letter Agreement, the NSC Second Offer has been terminated. Pursuant to the Second Offer, Purchaser is offering to purchase all Shares of the Company, at a price of $115 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, as amended and supplemented by the First Supplement, the Second Supplement, this Third Supplement, and in the (green) Letter of Transmittal circulated with this Third Supplement (which together constitute the "Second Offer"). Any shareholder tendering shares with a
(blue) Letter of Transmittal (or a facsimile thereof) circulated with the Offer to Purchase, the First Supplement or the Second Supplement will be deemed to have tendered on the terms set forth in the (green) Letter of Transmittal circulated with this Third Supplement.

     This Third Supplement should be read in conjunction with the Offer to Purchase, the First Supplement, and the Second Supplement. Except as otherwise set forth in this Third Supplement and the revised Letters of Transmittal, the terms and conditions previously set forth in the Offer to Purchase, the First Supplement, the Second Supplement and the Letters of Transmittal mailed with the Offer to Purchase, the First Supplement, and the Second Supplement remain applicable in all respects to the Second Offer. Unless the context requires otherwise, terms not defined herein have the meanings ascribed to them in the Offer to Purchase, the First Supplement or the Second Supplement. All information contained herein relating to NSC and its subsidiaries has been solely provided by NSC; and all information contained herein relating to CSX and its subsidiaries (including Purchaser) has been solely provided by CSX.

     On April 8, 1997, the Company, Purchaser and CSX entered into the Fourth Amendment (the "Fourth Amendment") to the Merger Agreement (as amended through the Fourth Amendment, the "Merger Agreement") in order to, among other things, facilitate entering into the CSX/NSC Letter Agreement and consummating the transactions contemplated thereby. See Section 8 of this Third Supplement.

     CSX and NSC have entered into the CSX/NSC Letter Agreement, which provides, among other things, (i) for the termination of the NSC Second Offer and the dismissal of litigation between CSX and NSC (ii) that Purchaser will, directly or indirectly, become a jointly owned subsidiary of CSX and NSC, (iii) that, through Purchaser, CSX and NSC will jointly acquire all Shares not already owned by CSX and NSC through the Second Offer and the Merger, and will jointly provide the funds necessary therefor, and (iv) that the Company will continue to be managed by its Board of Directors until the requisite approval of the STB is obtained and, following the Control Date, CSX and NSC will be separately allocated certain of the Company's railroad operations and will jointly operate certain other railroad operations of the Company. See Section 8 of this Third Supplement. In accordance with the CSX/NSC Letter Agreement, on April 9, 1997, NSC terminated the NSC Second Offer.

     The conditions to the Second Offer have not been changed. The Second Offer is conditioned upon, among other things, the Minimum Condition which requires that prior to the expiration of the Second Offer there shall have been validly tendered and not withdrawn such number of Shares which, together with the Common Shares already beneficially owned by CSX and by NSC, constitutes at least a majority of outstanding Shares on a fully diluted basis (as defined herein). The Company has informed CSX that as of March 31, 1997 there were outstanding 90,840,890 Shares and options or other rights to purchase Shares. CSX beneficially owns 17,775,124 Shares (excluding 15,955,477 Common Shares issuable upon exercise of the Company Stock Option, which is currently exercisable by
CSX), all of which Shares were acquired by Purchaser in the First Offer. NSC beneficially owns 8,200,100 Shares, all except 100 Shares of which were acquired by NSC pursuant to its tender offer consummated on February 4, 1997 (the "NSC First Offer"), and which will be included in the computation toward satisfaction of the Minimum Condition. For purposes of the Second Offer, "fully diluted basis" assumes the issuance of all Shares upon the exercise of all outstanding stock options (other than pursuant to the Company Stock Option) or in satisfaction of any performance shares or phantom stock awards, whether or not such stock options are presently exercisable or such performance shares or phantom stock awards are presently vested. Based on the foregoing and assuming no additional Shares (or options, warrants or rights exercisable for, or securities convertible into, Shares) have been or will be issued after March 31, 1997, if Purchaser were to purchase 32,432,834 Shares, the Minimum Condition would be satisfied. The Merger Agreement provides that, without the consent of the Company, Purchaser will not waive the Minimum Condition.

     The Second Offer is being made pursuant to the Merger Agreement which provides that, following the completion (or expiration) of the Second Offer and the satisfaction or waiver of certain conditions, Green Merger Corp., a Pennsylvania corporation and a wholly owned subsidiary of Purchaser ("Merger Sub"), will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation (the "Surviving Corporation"), in accordance with the Pennsylvania Law. As more fully described in Section 7 of the Second Supplement and Section 8 of this Third Supplement, in the Merger, each outstanding Share (other than Shares held in the treasury of the Company or owned by CSX, Purchaser, NSC or any of their respective subsidiaries or affiliates) will be converted into the right to receive $115 in cash, without interest. The time at which the Merger is consummated in accordance with the Merger Agreement is hereinafter referred to as the "Effective Time."

     The Merger may be approved by the affirmative vote of holders of a majority of the outstanding Shares. Therefore, if the Minimum Condition is satisfied and the Second Offer is consummated, CSX, Purchaser and NSC will beneficially own (through voting trusts) a sufficient number of Shares to ensure that the Merger is approved. In addition, the "short-form" merger provisions of the Pennsylvania Law provide that if, following consummation of the Second Offer, CSX, Purchaser and NSC beneficially own (through voting trusts) 80% or more of the Shares, they will be able to ensure that the Merger is consummated without the vote of the Company's other shareholders.

     THE SECOND OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF COMPANY SHAREHOLDERS. ANY SUCH SOLICITATION WHICH CSX, NSC OR PURCHASER MIGHT MAKE WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

     Under the Pennsylvania Control Transaction Law, by virtue of entering into the CSX/NSC Letter Agreement, any holder of Shares may make written demand on either CSX, NSC or Purchaser for payment of cash in an amount equal to the "fair value" (as defined in the Pennsylvania Control Transaction Law) of each such Share as of the date of the CSX/NSC Letter Agreement. In order to make such written demand, certain procedures specified in the Pennsylvania Control Transaction Law must be strictly complied with by the demanding shareholder.
SECTION 10 OF THIS THIRD SUPPLEMENT CONTAINS THE NOTICE REQUIRED UNDER THE PENNSYLVANIA CONTROL TRANSACTION LAW AND ALSO SETS FORTH THE PROCEDURES THAT MUST BE FOLLOWED BY A SHAREHOLDER WHO WISHES TO EXERCISE SUCH SHAREHOLDER'S RIGHTS THEREUNDER. SEE ALSO APPENDIX A TO THIS THIRD SUPPLEMENT WHICH SETS FORTH IN FULL THE TEXT OF THE PENNSYLVANIA CONTROL TRANSACTION LAW. CSX, NSC and Purchaser believe and intend to take the position with respect to any such demands that the "fair value" of each Share is $115 in cash, the price being offered in the Second Offer. In addition, under the federal securities laws, none of CSX, NSC or Purchaser may, directly or indirectly, purchase or make any arrangement to purchase any Shares otherwise than pursuant to the Second Offer (which would include under the Pennsylvania Control Transaction Law), until after consummation (or termination) of the Second Offer. Accordingly, any holder of Shares who does not tender Shares pursuant to the Second Offer and who elects instead to comply with the procedures set forth in the Pennsylvania Control Transaction Law (see Section 10 of this Third Supplement) by making a demand that such holder be paid the "fair value" of his Shares, will not receive payment for his Shares until a date subsequent to the date that Shares are acquired in the Second Offer. CSX, NSC and Purchaser believe that it is unlikely that a demanding shareholder will receive more than $115 per Share.

     Procedures for tendering Shares are set forth in Section 3 of the Offer to Purchase. Tendering shareholders may use the original (blue) Letter of Transmittal and the original (gray) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase or the revised (blue) Letters of Transmittal and revised (gray) Notices of Guaranteed Delivery circulated with the First Supplement and the Second Supplement and the revised (green) Letter of Transmittal and the revised (pink) Notice of Guaranteed Delivery circulated with this Third Supplement. While the original Letter of Transmittal circulated with the Offer to Purchase refers to the Offer to Purchase, the revised Letter of Transmittal circulated with the First Supplement refers to the Offer to Purchase and the First Supplement, the revised Letter of Transmittal circulated with the Second Supplement refers to the Offer to Purchase, the First Supplement and the Second Supplement and the Letter of Transmittal circulated with this Third Supplement refers to the Offer to Purchase, the First Supplement, the Second Supplement and this Third Supplement, shareholders using any such document to tender Shares will nevertheless receive $115 per Share for each Share validly tendered and not withdrawn and accepted for payment pursuant to the Second Offer, subject to the conditions of the Second Offer (including that Purchaser shall be entitled to receive any dividends, including regular quarterly cash dividends, declared or paid on or after April 8, 1997, on the Shares with a record date on or prior to May 30, 1997 or make a reduction in the purchase price for Shares purchased in the Second Offer in lieu of such receipt), and no proration will apply. In the Fourth Amendment, the Company has agreed that it will not declare or pay any dividend (including regular quarterly cash dividends) on the Company's capital stock with a record date on or prior to May 30, 1997. Accordingly, if Purchaser purchases Shares pursuant to the Second Offer on the currently scheduled expiration date of May 23, 1997, shareholders whose Shares are purchased in the Second Offer will not be entitled to receive any further dividends on their Shares. Shareholders who have previously validly tendered and not withdrawn Shares pursuant to the Second Offer are not required to take any further action in order to receive, subject to the conditions of the Second Offer (including as set forth above), the tender price of $115 per Share, if the Shares are accepted for payment and paid for by Purchaser pursuant to the Second Offer, except as may be required by the guaranteed delivery procedures if such procedures were utilized. See Section 3 of the Offer to Purchase and Sections 1 and 9 of this Third Supplement.

     THE OFFER TO PURCHASE, THE FIRST SUPPLEMENT, THE SECOND SUPPLEMENT, THIS THIRD SUPPLEMENT AND THE LETTERS OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE SECOND OFFER.

     1. Amended Terms of the Second Offer; Expiration Date. The discussion set forth in Section 1 of the Offer to Purchase, Section 1 of the First Supplement,
Section 1 of the Second Supplement and the amendments thereto are hereby amended and supplemented as follows:

     The term "Expiration Date" means 5:00 P.M., New York City time, on Friday, May 23, 1997 unless and until Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Second Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Second Offer, as so extended by Purchaser, shall expire.

     This Third Supplement, the revised (green) Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     2. Price Range of Shares; Dividends. The discussion set forth in Section 6 of the Offer to Purchase, Section 3 of the First Supplement, Section 3 of the Second Supplement and the amendments thereto are hereby amended and supplemented as follows:

     The high and low sales prices per Common Share on the NYSE composite tape for the first quarter of 1997 were $113 1/4 and $98 1/2, respectively. The high and low sales prices per Common Share on the NYSE composite tape for the second quarter of 1997 (through April 9, 1997) were $113 3/4 and $112 3/4, respectively. On April 9, 1997, the last full trading day prior to the date of this Third Supplement, the reported closing sale price per Common Share on the NYSE composite tape was $113 5/8. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON SHARES.

     According to published financial sources, the Company paid its regular quarterly cash dividend of $.475 per Common Share on March 17, 1997.

     3. Certain Information Concerning the Company. The discussion set forth in Section 8 of the Offer to Purchase and the amendments thereto are hereby amended and supplemented as follows:

     Certain Operating Relationships Between the Company and NSC. Various subsidiaries of each of NSC, on the one hand, and the Company, on the other hand, have operating relationships with each other. The principal interchange points between railroads of NSC and the Company are located at Hagerstown, Maryland, Buffalo, New York, and Cincinnati and Toledo, Ohio. In 1993, 1994 and 1995, the percentage of total loads handled by NSC which were interchanged to or from the Company was 6.6%, 6.2% and 6.3%, respectively. In connection with interchanges, either or both railroads of NSC and the Company may be the party billing the shipper of such interchange freight, and in cases where one of the parties bills for the entire shipment, such party periodically will remit to the other party the net amount of the proceeds due to such other carrier in accordance with standard industry practice. In addition, NSC and the Company, together with other railroads, cooperate in terminal switching operations at certain major locations and also have proprietary interests in various terminal companies in their service territories.

     In addition to the foregoing, the railroads of NSC and the Company are parties to various trackage rights and haulage agreements. Haulage generally involves movement by the owning railroad, with its crews, of traffic in the account of the using railroad to and from points on the owning railroad. Under trackage rights agreements the using railroad operates its own trains with its employees carrying traffic in its account over the lines of the owning railroad. Among the various cooperative arrangements between NSC and the Company are: (i) NSC trackage rights on the Company's line between Cincinnati and Columbus, Ohio,
(ii) haulage by NSC of the Company's automotive traffic from Bloomington, Illinois, to Lafayette, Indiana, and haulage by NSC of certain other Company traffic between Peoria, Illinois and Lafayette, Indiana, and (iii) NSC trackage rights on the Company's line at Cincinnati, Ohio. In addition to the foregoing, NSC and the Company (together with Union Pacific Railroad) operate a fleet of intermodal containers that are free to move over the lines of each participant.

     Between 1993 and 1995, NSC purchased from the Company, for approximately $11 million, approximately 120 miles of the Company's Fort Wayne line extending from Tolleston to Fort Wayne, Indiana. At various times during this period, NSC operated over some or all of that line under trackage rights agreements. Currently, the Company continues to serve several customers in the Fort Wayne area using trackage rights over former Company lines now owned by NSC.

     Triple Crown Services Company. On April 1, 1993, NSC and the Company formed Triple Crown Services Company ("TCS"), a Delaware partnership, to provide intermodal services previously operated by a wholly owned subsidiary of NSC. The Company paid NSC $15.0 million for a one-half interest in TCS. Since 1993 both NSC and the Company have made additional capital contributions to TCS and guaranteed financing of TCS equipment purchases. TCS provides intermodal services throughout the eastern United States. Intermodal services involve the movement of traffic both over the highway and on rail lines. Major TCS initiatives, policies, budgets, and other matters are subject to approval by a Management Committee consisting of equal numbers of NSC and Company senior officers. The TCS Management Committee establishes overall strategy for TCS. Relationships among TCS, NSC and the Company are governed by bilateral and trilateral written agreements. TCS's revenues for 1993 (after April 1, 1993) were $101.7 million; for 1994 and 1995, they were $148.2 million and $143.0 million, respectively.

     Doublestack Clearances. In connection with the creation of the TCS partnership, NSC and the Company agreed to cooperate to eliminate clearance impediments for doublestack traffic between New Jersey on the Company's lines, and Atlanta, Georgia, on lines of NSC's railroads. Doublestacking of intermodal containers permits one container to be placed on top of another container for movement in specialized railcars. However, because the height of doublestacked containers often is greater than that of a standard railcar, certain structures over rail lines, such as tunnels, overpasses and bridges, must be modified to permit doublestack service to be operated. NSC's cost for clearance work between its connections with the Company at Hagerstown, Maryland and Atlanta, Georgia, was approximately $4.0 million.

     4. Certain Information Concerning Purchaser, CSX and NSC. The discussion set forth in Section 9 of the Offer to Purchase and the amendments thereto are hereby amended and supplemented as follows:

     CSX. Set forth below is certain selected historical consolidated financial information relating to CSX and its subsidiaries which has been excerpted or derived from audited financial statements presented in CSX's 1996 Annual Report on Form 10-K for the fiscal year ended December 27, 1996.

                                CSX CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                   FISCAL YEAR ENDED
                                                            -------------------------------
                                                             DEC.        DEC.        DEC.
                                                              27,         29,         30,
                                                             1996        1995        1994
                                                            -------     -------     -------
    INCOME STATEMENT DATA:
    Operating revenue.....................................  $10,536     $10,304     $ 9,409
    Operating expense.....................................    9,014       9,178       8,227
    Operating income......................................    1,522       1,126       1,182
    Net earnings..........................................      855         618         652
    PER SHARE INFORMATION:
    Earnings per share(1).................................  $  4.00     $  2.94     $  3.12

                                                                          AT
                                                            -------------------------------
                                                             DEC.        DEC.        DEC.
                                                              27,         29,         30,
                                                             1996        1995        1994
                                                            -------     -------     -------
    BALANCE SHEET DATA:
    Current assets........................................  $ 2,072     $ 1,935     $ 1,665
    Properties -- net.....................................   11,906      11,297      11,044
    Total assets..........................................   16,965      14,282      13,724
    Long-term debt, current portion.......................      101         486         312
    Total current liabilities.............................    2,757       2,991       2,505
    Long-term debt, excluding current portion.............    4,331       2,222       2,618
    Total shareholders' equity............................    4,995       4,242       3,731

---------------

(1) All per share data has been adjusted a for two-for-one stock split distributed on December 21, 1995.

     NSC. NSC is a Virginia corporation with its principal executive offices located at Three Commercial Place, Norfolk, Virginia 23510. NSC is a holding company that owns all the common stock of and controls a major freight railroad, Norfolk Southern Railway Company; a motor carrier, North American Van Lines, Inc. ("North American"); and a natural resources company, Pocahontas Land Corporation ("Pocahontas Land"). The railroad system's lines extend over more than 14,300 miles of road in 20 states, primarily in the Southeast and Midwest, and the Province of Ontario, Canada. North American provides household moving and specialized freight handling services in the United States and Canada, and offers certain motor carrier services worldwide. Pocahontas Land manages approximately 900,000 acres of coal, natural gas and timber resources in Alabama, Illinois, Kentucky, Tennessee, Virginia and West Virginia.

     NSC is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning NSC's directors and officers, their remuneration, stock options granted to them, the principal holders of NSC's securities, any material interests of such persons in transactions with NSC and other matters is required to be disclosed in proxy statements distributed to NSC's shareholders and filed with the SEC. These reports, proxy statements and other information should be available for inspection and copies may be obtained in the same manner as set forth for the Company in Section 8 of the Offer to Purchase. NSC's common stock is listed on the NYSE, and reports, proxy statements and other information concerning NSC should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Set forth below is certain selected historical consolidated financial information relating to NSC and its subsidiaries which has been excerpted or derived from audited financial statements presented in NSC's 1996 Annual Report to Stockholders. More comprehensive financial information is included in such reports and other documents filed by NSC with the SEC. The financial information summary set forth below is qualified in its entirety by reference to such reports and other documents which have been filed with the SEC, including the financial information and related notes contained therein, which are incorporated herein by reference. Such reports and other documents may be inspected at and copies may be obtained from the offices of the SEC or the NYSE in the manner set forth above.

                          NORFOLK SOUTHERN CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA

                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                     YEAR ENDED DECEMBER 31,
                                                                ---------------------------------
                                                                  1996        1995        1994
                                                                ---------   ---------   ---------
INCOME STATEMENT DATA:
Operating revenues............................................  $ 4,770.0   $ 4,668.0   $ 4,581.3
Operating expenses............................................    3,573.0     3,581.7     3,515.9
Operating income..............................................    1,197.0     1,086.3     1,065.4
Net income to common shareholders.............................      770.4       712.7       667.8
PER SHARE INFORMATION:
Net earnings per common share.................................       6.09        5.44        4.90
BALANCE SHEET DATA:
Current assets................................................  $ 1,456.8   $ 1,342.8   $ 1,337.5
Property, less accumulated depreciation.......................    9,529.1     9,258.8     8,897.1
Total assets..................................................   11,416.4    10,904.8    10,587.8
Current liabilities...........................................    1,190.3     1,205.8     1,131.8
Long-term debt, excluding current portion.....................    1,800.3     1,553.3     1.547.8
Total shareholders' equity....................................    4,977.6     4,829.0     4,684.8

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of NSC are set forth in Schedule A hereto.

     On October 18, 1996, Atlantic Investment Company, a wholly owned subsidiary of NSC ("Atlantic"), purchased in a market transaction 100 Common Shares at a price of $86 per Share. On October 23, 1996, Atlantic transferred beneficial ownership of such shares to Atlantic Acquisition Corporation, a Pennsylvania corporation and a wholly owned subsidiary of NSC ("AAC"), which AAC subsequently transferred back to Atlantic on February 4, 1997. On February 4, 1997, AAC accepted for payment 8,200,000 Common Shares pursuant to the NSC First Offer at a price of $115 per Share. In addition, L.I. Prillaman, the Executive Vice President-Marketing of NSC, owns 20 Common Shares, and Kathryn B. McQuade, Vice President-Internal Audit of NSC, owns 50 Common Shares. Further, the spouse of E.B. Leisenring, Jr., a director of NSC, is (i) the sole beneficiary of three trusts, the trustee of which is Mellon Bank, that hold 5,869 Common Shares and
(ii) a one-fourth beneficiary of a trust (the "CSB Trust"), the trustee of which is CoreStates Bank, that holds 1,500 Common Shares. On October 18, 1996, the CSB Trust sold 500 Common Shares at $85.625 per Share. Except as set forth in this Third Supplement, none of NSC or, to the best knowledge of NSC or AAC, any of the persons listed in Schedule A hereto, or any associate or majority-owned subsidiary of such persons, beneficially owns any equity security of the Company, and none of NSC, AAC or, to the best knowledge of

NSC or ACC, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as set forth in this Third Supplement, none of NSC, AAC or, to the best knowledge of NSC or AAC, any of the persons listed in Schedule A hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Third Supplement, none of NSC, AAC or, to the best knowledge of NSC or AAC, any of the persons listed in Schedule A hereto has had any transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the SEC.

     For a number of years, certain members of senior management of NSC, including David R. Goode, Chairman, President and Chief Executive Officer of NSC, have spoken numerous times with senior management of the Company, including the Company's Chairman and Chief Executive Officer, David M. LeVan, concerning a possible business combination between NSC and the Company.

     Except as set forth in the Offer to Purchase, the First Supplement, the Second Supplement or this Third Supplement, there have been no contacts, negotiations or transactions between NSC, its subsidiaries or, to the best knowledge of NSC, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets.

     5. Source and Amount of Funds. The discussion set forth in Section 10 of the Offer to Purchase, Section 4 of the Second Supplement and the amendments thereto are hereby amended and supplemented as follows:

     Purchaser estimates that the total amount of funds required to purchase all outstanding Shares pursuant to the Second Offer will be approximately $7.6 billion (including related fees and expenses). See "Fees and Expenses" in
Section 17 of the Offer to Purchase. The necessary funds are expected to be provided by CSX and NSC, as provided in the CSX/ NSC Letter Agreement. It is expected that, if all outstanding Shares are purchased pursuant to the Second Offer, NSC will contribute or otherwise pay approximately $5.1 billion (including related fees and expenses) and CSX will contribute or otherwise pay approximately $2.5 billion (including related fees and expenses).

     CSX plans to obtain the funds for contributions from its available cash and working capital, through the issuance of long- or short-term debt and other similar securities (including, without limitation, commercial paper notes) through borrowings under the Facility or through a combination of these sources.

     NSC plans to obtain the necessary funds from its available cash and working capital, and either through the issuance of long-term or short-term debt securities (including, without limitation, commercial paper notes), preferred stock, depositary shares or common stock or under a new bank credit facility (that would replace the NSC Credit Agreement (as defined and described below)), or through a combination of the above sources. NSC has filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, to register the sale of up to $4.3 billion of debt securities, preferred stock, depositary shares and common stock which may be issued, in whole or in part, to finance NSC's portion of the purchase price for Shares pursuant to the Second Offer and the Merger.

     NSC's commercial paper program involves the private placement of unsecured, commercial paper notes with varying maturities of up to 270 days. The commercial paper issuances generally have an effective interest rate approximating the then market rate of interest for commercial paper of similar rating. Currently the weighted average interest rate for commercial paper outstanding is approximately 5.4%. NSC may refinance any commercial paper borrowings used to finance the purchase of Shares pursuant to the Second Offer and the

Merger through private placements of additional commercial paper, borrowings under the NSC Credit Facility (as defined below) or under any successor facility or, depending on market or business conditions and subject to certain restrictions on the incurrence of indebtedness set forth in the NSC Credit Agreement (as defined below) or in any successor agreement, through such other financing as NSC may deem appropriate.

     To finance payment of the NSC First Offer, NSC issued and sold $1.0 billion in commercial paper, supported by the NSC Credit Agreement.

     As of February 10, 1997, NSC entered into a Credit Agreement (the "NSC Credit Agreement") with Morgan Guaranty Trust Company of New York, as administrative agent (the "Administrative Agent"), Merrill Lynch Capital Corporation, as documentation agent (in such capacity and together with the Administrative Agent, the "Arrangers"), and certain financial institutions (the "Lenders"), under which the Lenders agreed to provide NSC with a senior credit facility (the "NSC Credit Facility") providing an aggregate principal amount not to exceed $13 billion in loans to finance NSC's acquisition of Shares, to pay related fees and expenses, to refinance NSC's and NSC's share of the Company's existing debt and for working capital purposes. On April 9, 1997, NSC terminated the term loan commitments previously available to it under the NSC Credit Agreement, but retained the revolving credit facility.

     As currently constituted, the NSC Credit Facility consists of a revolving credit facility, under which NSC has not borrowed, providing up to $1.65 billion of revolving loans, which will bear interest at a rate per annum equal to, at the option of NSC, any of (i) the Eurodollar rate plus a margin of 0.1%, (ii) an adjusted CD rate plus a margin of 0.225% or (iii) the higher of Morgan's prime rate or the federal funds rate plus .50% (the "Base Rate") or a money market rate, and will mature on August 1, 1998. The NSC Credit Facility also provides for a facility fee accruing on the total amount available or outstanding thereunder at a rate which will initially be .25% per annum and may be adjusted depending upon NSC's senior unsecured long-term debt ratings to between .125% and .375% per annum. In addition, during all times that both NSC's senior unsecured long-term debt and the loans under the NSC Credit Facility have ratings below investment grade, such loans will bear interest at a rate per annum equal to the rates described above that would otherwise be applicable to such loans plus an additional margin of .125%.

     The NSC Credit Agreement contains certain financial covenants as well as certain restrictions on, among other things, (i) maturities or amortization of indebtedness prior to six months after the final maturity of the loans under the NSC Credit Facility, (ii) indebtedness of subsidiaries, (iii) liens, (iv) mergers, consolidations, liquidations, dissolutions and sales of assets, (v) transactions with affiliates, and (vi) the ability of subsidiaries to pay dividends. The financial covenants require NSC to maintain specified (i) minimum interest coverage ratios, (ii) minimum consolidated net worth, and (iii) maximum leverage ratios. The covenants also restrict payments, transfers or other distributions from NSC to the Company prior to the later of the consummation of the Merger or the date on which the approval of the STB shall have been obtained.

     In connection with the NSC Credit Agreement, NSC has agreed to pay the Arrangers and the Lenders certain fees, to reimburse the Arrangers and the Lenders for certain expenses and to provide certain indemnities, as is customary for commitments of the type described herein.

     It is anticipated that any indebtedness incurred by NSC under the NSC Credit Facility will be repaid from funds generated internally by NSC and its subsidiaries (including, after the Merger, if consummated, funds generated through operation of certain routes and assets of the Company and its subsidiaries), through additional borrowings, or through a combination of such sources. No final decisions have been made concerning the method NSC will employ to repay such indebtedness. Such decisions when made will be based on NSC's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions. Prior to consummation of the Second Offer, NSC intends to enter into a new credit agreement, and if successful in doing so, expects to terminate the revolving credit facility under the NSC Credit Agreement.

     The foregoing description of the NSC Credit Agreement is qualified in its entirety by reference to the full text of the NSC Credit Agreement, a copy of which has been filed with the SEC as an exhibit to the Schedule 14D-1.

     6. Background of the Second Offer Since March 7, 1996; Contacts with the Company. The discussion set forth in Section 11 of the Offer to Purchase,
Section 3 of the First Supplement, Section 5 of the Second Supplement and the amendments thereto are hereby amended and supplemented as follows:

     On March 7, 1997, the United States Court of Appeals for the Third Circuit affirmed the November 19, 1996 and January 9, 1997 orders of the United States District Court for the Eastern District of Pennsylvania.

     Following execution of the Third Amendment, CSX and NSC entered into negotiations respecting a joint acquisition of the Company, which negotiations culminated in execution of the Fourth Amendment, followed by execution of the CSX/NSC Letter Agreement, on April 8, 1997.

     7. Purpose of the Second Offer and the Merger; Plans for the Company. The discussion set forth in Section 12 of the Offer to Purchase, Section 6 of the Second Supplement and the amendments thereto are hereby amended and supplemented as follows:

     See the summary of the CSX/NSC Letter Agreement under Section 8 of this Third Supplement for a discussion of certain provisions relating to CSX's and NSC's plans for the Company.

     Based upon discussions with the Company, CSX believes that the total quantifiable benefits to CSX from the Merger and the transactions contemplated by the CSX/NSC Letter Agreement will be approximately $280 million annually (versus Conrail's current operations), based on the realization of operating cost savings of $165 million and a reduction in the requirement for annual capital spending of $40 million (from operating efficiencies, facility consolidations, overhead rationalization and other activities) and new traffic volumes (contributing $75 million) generated by enhanced service.

     8.  Merger Agreement; Other Agreements.  The discussion set forth in
Section 13 of the Offer to Purchase, Section 4 of the First Supplement, Section 7 of the Second Supplement and the amendments thereto are hereby amended and supplemented as set forth below.

     The following summary of certain provisions of the CSX/NSC Letter Agreement is qualified in its entirety by reference to the CSX/NSC Letter Agreement, a copy of which has been filed with the SEC as an exhibit to the Schedule 14D-1. Certain capitalized terms used herein without definition have the meanings assigned to such terms in the CSX/NSC Letter Agreement.

     Formation of CSX/NSC Acquisition Sub. The CSX/NSC Letter Agreement provides that, promptly following the execution of the CSX/NSC Letter Agreement, CSX (or CSX and NSC) will form a new entity in a form to be selected ("CSX/NSC Acquisition Sub"). The authorized capital stock or similar equity interests or units of CSX/NSC Acquisition Sub (the "Equity") will consist solely of two classes with identical economic and other rights, except that one class will have voting rights and the other class will not have voting rights. CSX/NSC Acquisition Sub will be capitalized by CSX and NSC through the Stock Contributions, which will have a deemed aggregate valuation of $2,898,263,640, and Cash Contributions, all as described below. Upon and immediately following the Stock Contributions as described below, the Equity with voting rights of CSX/NSC Acquisition Sub will be owned 50% by CSX and 50% by NSC (with a deemed aggregate valuation of $1,886,000,000), and the Equity without voting rights of CSX/NSC Acquisition Sub will be owned solely by CSX (or its controlled subsidiary) (with a deemed aggregate valuation of $1,012,263,640) and will represent 34.94% of the aggregate Equity represented by the outstanding voting and non-voting Equity of CSX/NSC Acquisition Sub. In connection with each Cash Contribution made under the CSX/NSC Letter Agreement by CSX (or its controlled subsidiary) or NSC (or its controlled subsidiary), non-voting Equity will be issued to the contributing party with a deemed valuation equal to the amount of the related Cash Contribution.

     Contributions. The CSX/NSC Letter Agreement provides that, through the mechanics described herein, concurrently with the formation of CSX/NSC Acquisition Sub, CSX will contribute to CSX/NSC Acquisition Sub all the capital stock of Purchaser and NSC will contribute to CSX/NSC Acquisition Sub all of its interest in 8,200,000 Shares (such transactions, the "Stock Contributions"). In connection with the Stock Contributions, CSX will be permitted to retain 100 Shares outside of CSX/NSC Acquisition Sub (corresponding to the 100 Shares being retained by NSC outside of CSX/NSC Acquisition Sub). The CSX/NSC Letter Agreement provides that all Shares currently owned by Purchaser (other than the 100 Shares described above) and held in a voting trust and all Shares currently owned by AAC and held in a voting trust and all additional Shares acquired pursuant to the Second Offer and the Merger, will continue to be held in voting trusts for the benefit of CSX/NSC Acquisition Sub until the Control Date. In furtherance thereof, without prejudice to CSX's and NSC's obligations to make the Stock Contributions upon the formation of CSX/NSC Acquisition Sub as promptly as practicable following the execution of the CSX/NSC Letter Agreement, upon consummation of the Second Offer, CSX and NSC will cause the Shares currently held in the CSX and AAC voting trusts to be transferred to a consolidated voting trust for the benefit of CSX/NSC Acquisition Sub, to which all additional Shares acquired pursuant to the Second Offer and the Merger will be transferred for the benefit of CSX/NSC Acquisition Sub. The CSX/NSC Letter Agreement provides that, in addition to the Stock Contributions described above, each of CSX (or its controlled subsidiary) and NSC (or its controlled subsidiary) will contribute cash to CSX/NSC Acquisition Sub to fulfill its obligations under the CSX/NSC Letter Agreement (including, without limitation, for the purpose of purchasing in the Second Offer and the Merger all Shares not already held in the CSX and AAC voting trusts) (each, a "Cash Contribution") in amounts such that the aggregate cash amount expended (excluding legal, investment banking and other advisory fees and associated expenses and including only the amounts paid for the Shares and amounts specifically required under the CSX/NSC Letter Agreement to be shared by Percentage) to acquire Shares by CSX, NSC and CSX/NSC Acquisition Sub is borne 42% by CSX and 58% by NSC (the 42%/CSX and 58%/NSC is referred to as the "Percentage"), valuing all Shares acquired prior to the date of the CSX/NSC Letter Agreement by CSX at $110 per share and by NSC at $115 per share; provided that CSX will not be required to make Cash Contributions to CSX/NSC Acquisition Sub unless and until NSC shall have made at least $1,757,125,979 in Cash Contributions to CSX/NSC Acquisition Sub. Such Cash Contributions will be made in accordance with the terms under the subsection entitled "Formation of CSX/NSC Acquisition Sub" above and at such times as are required to fulfill obligations under the CSX/NSC Letter Agreement (including, without limitation, for Purchaser to purchase Shares in the Second Offer and the Merger). All cash contributed by CSX and NSC to CSX/NSC Acquisition Sub to purchase Shares in the Second Offer and the Merger in accordance with the CSX/NSC Letter Agreement will be contributed by CSX/NSC Acquisition Sub to Purchaser to be used by Purchaser (or Merger Sub) to purchase Shares in accordance with the Merger Agreement.

     The CSX/NSC Letter Agreement provides that CSX's and NSC's obligations to make the Stock Contributions and the Cash Contributions and their other obligations under the CSX/NSC Letter Agreement are not subject to the condition that definitive documentation has been agreed to by CSX and NSC. The only conditions to CSX's and NSC's obligations to make the Cash Contributions for the consummation of the Second Offer and the Merger will be those same conditions applicable to CSX and Purchaser as set forth in the Second Offer and in the Merger Agreement, respectively. In addition, notwithstanding whether the conditions to consummation of the Second Offer or Merger are satisfied, CSX and NSC will be obligated to make Cash Contributions as provided in the CSX/NSC Letter Agreement or indemnity payments as provided in the CSX/NSC Letter Agreement in order to satisfy any claims made against CSX and NSC following the date of the CSX/NSC Letter Agreement under the Merger Agreement or the CSX/NSC Letter Agreement.

     Governance of CSX/NSC Acquisition Sub. The CSX/NSC Letter Agreement provides that each of CSX and NSC will have equal decision-making authority with respect to matters relating to CSX/NSC Acquisition Sub and its subsidiaries (which, following the Stock Contributions, will include Purchaser and Merger
Sub); and that, until the Stock Contributions, CSX will not take any action concerning the formation, organization, governance or activities of CSX/NSC Acquisition Sub, without the prior agreement of NSC. Following the Stock Contributions, each of CSX and NSC will have and may exercise a 50% voting interest in CSX/NSC Acquisition Sub (which may also be held in one or more controlled subsidiaries) and will have the right to appoint 50% of CSX/NSC Acquisition Sub's directors or similar governing representatives. Each of CSX and NSC will be entitled to appoint a full time Co-Chief Executive Officer of CSX/NSC Acquisition Sub, and all CSX/NSC Acquisition Sub executive appointments will be subject to approval by the board of directors or similar governing body of CSX/NSC Acquisition Sub. In addition, CSX and NSC will establish a protocol for the management of CSX/NSC Acquisition Sub as well as a list of those items that will require board approval. Such provisions will apply equally to the governance of the Company following the Control Date in order to effectuate the transactions contemplated by the CSX/NSC Letter Agreement (including on-going operation of Shared Assets) as approved by the STB.

     Second Offer. The CSX/NSC Letter Agreement provides that each of CSX and NSC will have equal decision-making authority with respect to the Second Offer and the Merger Agreement including any amendment thereof. In furtherance of the foregoing, neither CSX nor NSC will, without the prior agreement of the other party, (x) agree to any modifications of the terms, conditions and/or timing of the Second Offer or make any determination as to the satisfaction of any conditions thereto or (y) agree to any modifications of the terms and conditions of, or give any consent or waiver or exercise any right of termination under, the Merger Agreement, including without limitation any decision regarding the exercise of the Company Stock Option or under the provisions of the Merger Agreement summarized in Section 7 of the Second Supplement under "Interim Operations of the Company". In addition, upon consummation of the Second Offer, the Company Stock Option will be cancelled without any consideration paid to CSX. The CSX/NSC Letter Agreement provides that CSX will not take any action that would reasonably be expected to result in the Company having a right to terminate the Merger Agreement in accordance with its terms (and NSC will not take any action including, without limitation, by withholding consent or making determinations, in any case, that could reasonably be expected to result in the Company having a right to terminate the Merger Agreement, including as a result of a breach by CSX of the Merger Agreement). In addition, CSX will consult and agree with NSC prior to providing any notices to the Company under the Merger Agreement and will promptly provide NSC with copies of all written notices provided by CSX to the Company or received by CSX from the Company under the Merger Agreement.

     Allocation of Assets. The CSX/NSC Letter Agreement provides that, subject to necessary regulatory approvals and implementation, the Company's routes, assets in proximity to such routes and certain facilities will be made available to CSX and NSC, and CSX and NSC will have shared access to certain specified shared assets, all as specified in an agreed map and certain schedules. The map reprinted inside the back cover of this Third Supplement shows the approximate division of the Company's routes as contemplated by the CSX/NSC Letter Agreement. Such map is intended to be illustrative only and is qualified in its entirety by reference to the CSX/NSC Letter Agreement itself. Pursuant to this arrangement, subject to certain exceptions, following the implementation date,
(i) NSC will have use of and responsibility for the management and costs (including lease costs, if any) of the Altoona and Hollidaysburg shops, and (ii) CSX will have use of and responsibility for the management and costs (including lease costs) of the Company headquarters building and the Company information technology facilities in Philadelphia. Notwithstanding the foregoing, CSX and NSC will jointly use and have responsibility for certain designated system support operations, including the management of a portion of the Company headquarters function and management at system support operations sufficient for the management of the Surviving Corporation.

     The CSX/NSC Letter Agreement provides that generally: rolling stock, locomotives and work equipment will be allocated to, and made available for use by, CSX and NSC in accordance with their respective Percentages; all Company rolling-stock-related inventory and supplies (including rolling-stock-related system stockpiles) at the Altoona and Hollidaysburg shops as of the Control Date will be made available to NSC; all Company furniture, fixtures, computers, office supplies and equipment (other than equipment and system stockpiles of supplies and inventory, which will be made available as otherwise provided) will be allocated to the party to whom the related assets are made available; and all other assets not otherwise specifically made available by the CSX/NSC Letter Agreement will be pooled assets and will be made available or shared based on Percentage.

     Further Actions. The CSX/NSC Letter Agreement provides that, following the Control Date, Company lines and assets proposed to be operated by CSX or by NSC will be segregated from other Company lines and assets through the creation of subsidiaries or operating divisions or through other means. Subject to any necessary regulatory approval, CSX and NSC will take and will cause the Company to take such action as is necessary to name NSC nominees as the officers and directors of the subsidiary or other entity holding the lines and assets to be operated by NSC, and to name CSX nominees as the officers and directors of the subsidiary or other entity holding the line and assets to be operated by CSX.

     The CSX/NSC Letter Agreement provides that it is the parties' current intention that the Surviving Corporation will be preserved following the Merger, that the division of the Company assets and the assumption of liabilities relating to Company assets will be specified in more detail in definitive documentation and that the Company assets and liabilities will be shared pursuant to long-term operating agreements, leases, one or more partnerships and/or limited liability companies and indemnity arrangements which will be set forth in definitive documentation.

     Allocation of Liabilities. The CSX/NSC Letter Agreement contains provisions regarding the allocation of the Company's liabilities, including employee-related liabilities, as between CSX and NSC, providing that certain liabilities will be shared by Percentage, certain liabilities will be allocated solely to either CSX or NSC and certain liabilities will be allocated to the party to which the assets related to such liabilities are allocated.

     Definitive Documentation. The CSX/NSC Letter Agreement provides that, promptly after execution of the CSX/NSC Letter Agreement, CSX and NSC will negotiate in good faith toward reaching and will enter into and execute fuller documentation with respect to the transactions contemplated by the CSX/NSC Letter Agreement, which documentation will supersede the CSX/NSC Letter Agreement.

     STB. The CSX/NSC Letter Agreement provides for coordination by CSX and NSC in seeking STB approval for the transactions contemplated by the Merger Agreement and the CSX/NSC Letter Agreement.

     NSC Second Offer. Pursuant to the CSX/NSC Letter Agreement, NSC has terminated the NSC Second Offer. NSC had agreed that, upon consummation of the Second Offer as modified in accordance with the CSX/NSC Letter Agreement, NSC will withdraw its letter relating to the Company's 1997 Annual Meeting of Shareholders and, until such withdrawal, will take no action in furtherance of the matters covered by such letter without CSX's consent, unless the date of the Company's 1997 Annual Meeting of Shareholders is changed.

     Litigation. The CSX/NSC Letter Agreement provides that, promptly following execution of the CSX/NSC Letter Agreement, CSX and NSC will take such action as is necessary to dismiss with prejudice all pending lawsuits between the parties relating to the acquisition of the Company, and CSX, under the Merger Agreement, will not consent to the taking of any action by the Company respecting, and, following the Merger will request pursuant to the Merger Agreement the dismissal with prejudice of, all claims and litigation against NSC, its officers and affiliates relating to the Company acquisition. In addition, CSX will request pursuant to the Merger Agreement that the Company join in a stay or similar adjournment of any such proceeding.

     Certain Obligations; Indemnification. The CSX/NSC Letter Agreement provides that CSX and NSC will cause the Surviving Corporation to honor all commitments of the Surviving Corporation under the Merger Agreement. Except as may otherwise be provided in the CSX/NSC Letter Agreement, to the extent that, following the date of the CSX/NSC Letter Agreement, any claims are made under or in connection with the Merger Agreement against the Surviving Corporation, CSX or NSC or any of their respective affiliates, CSX and NSC will share any liability thereunder by Percentage, and each of CSX and NSC will indemnify the other for its proportionate share according to Percentage, except to the extent that any such liability results from a breach by the indemnified party of the terms of the CSX/NSC Letter Agreement. However, the indemnification contemplated in the foregoing sentence will not cover certain liabilities to be borne solely by CSX or NSC.

     The following summary of certain provisions of the Merger Agreement, as amended through the Fourth Amendment, is qualified in its entirety by the full text of the Merger Agreement and the amendments thereto, copies of which have been filed with the SEC as exhibits to the Schedule 14D-1.

     The Merger. Under the Fourth Amendment, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the Pennsylvania Law, Merger Sub will be merged with and into the Company at the Effective Time. The Company will be the surviving corporation of the Merger and will succeed to and assume all rights and obligations of Merger Sub in accordance with the Pennsylvania Law. The articles of incorporation and by-laws of Merger Sub, as in effect immediately prior to the Effective Time, will be the articles of incorporation and by-laws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, provided that the articles of incorporation of the Surviving Corporation will provide that the Surviving Corporation will be named "Conrail Inc."

     Voting Trust. Under the Fourth Amendment, CSX and the Company have agreed that, simultaneously with the purchase by CSX, Purchaser or their affiliates of Shares pursuant to the Second Offer, the Company Stock Option Agreement or otherwise, such Shares will be deposited in a voting trust (the "Voting Trust") in accordance with the terms and conditions of a voting trust agreement substantially in the form attached to the Merger Agreement (the "Voting Trust Agreement"). Subject to applicable law and to the rules, regulations and practices of the STB, the Voting Trust may be modified or amended, and other voting trusts may be employed with respect to Common Shares, at any time by CSX in its sole discretion (provided that the terms of the Voting Trust governing the voting of or transfer or disposition of Common Shares will not be amended prior to the consummation of the Second Offer without the Company's consent and provided further that the Company has consented to the adoption of an amended and restated voting trust agreement substantially in the form attached to the Fourth Amendment (the "CSX/NSC Voting Trust Agreement"), the CSX/NSC Voting Trust Agreement not to be effective prior to the consummation of the Second Offer without the Company's consent).

     Conversion of Shares. Under the Fourth Amendment, each share of Common Stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will, at the Effective Time, by virtue of the Merger and without any action on the part of any person, become one duly authorized, validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     Representations and Warranties. Under the Fourth Amendment, the Company has made representations and warranties with respect to the Rights Agreement and state anti-takeover laws.

     In connection with the Fourth Amendment, other than with respect to the Pennsylvania Control Transaction Law, the Company has represented that its Board of Directors has taken all action necessary or advisable so as to render inoperative with respect to the transactions contemplated by the Merger Agreement (including the Offer, the Second Offer, the Merger and the execution, delivery and performance of the transactions contemplated by the CSX/NSC Letter Agreement) or by the Company Stock Option Agreement or the CSX/NSC Letter Agreement all applicable state anti-takeover statutes.

     In connection with the Fourth Amendment, the Company has represented that the Company Rights Agreement has been amended (collectively, the "Company Rights Plan Amendment") to (i) render the Company Rights Agreement inapplicable to the Offer, the Second Offer, the Merger and the other transactions contemplated by the Merger Agreement, the Company Stock Option Agreement and the CSX/NSC Letter Agreement or any purchases of Shares under the Pennsylvania Control Transaction Law, and (ii) ensure that (y) neither CSX nor any of its controlled subsidiaries nor NSC nor any of its controlled subsidiaries nor any other entity formed for the purpose of acquiring the Company wholly owned by CSX and NSC is an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement and (z) a Shares Acquisition Date, Distribution Date or Trigger Event (in each case as defined in the Company Rights Agreement) does not occur by reason of the approval, execution or delivery of the Merger Agreement, the Company Stock Option Agreement or the CSX/NSC Letter Agreement, or the consummation of the Offer, the Second Offer or the Merger or the consummation of the other transactions contemplated by the Merger Agreement, the Company Stock Option Agreement or the CSX/NSC Letter Agreement or any purchases of Shares under the Pennsylvania Control Transaction Law, and the Company Rights Agreement may not be further amended by the Company without the prior consent of CSX in its sole discretion.

     Interim Operations of the Company. Under the Fourth Amendment, the Company has agreed that, following the date of the Third Amendment, its Board of Directors will not declare, and the Company will not pay, any dividend on the Company's capital stock with a record date on or prior to May 30, 1997.

     Shareholders' Meetings. Under the Fourth Amendment, the Company has agreed not to take any action to change the date set for its 1997 Annual Meeting from December 19, 1997 without the prior consent of CSX in its sole discretion.

     Anti-Takeover Laws. Under the Fourth Amendment, the Company has agreed to
(i) take all action necessary to ensure that no state anti-takeover statute or similar statute or regulation is or becomes operative with respect to the Second Offer, the Merger, the Merger Agreement, the Company Stock Option Agreement, the CSX/NSC Letter Agreement or any of the transactions contemplated by the Merger Agreement, the CSX/NSC Letter Agreement or the Company Stock Option Agreement and (ii) if any state anti-takeover statute or similar statute or regulation is or becomes operative with respect to the Second Offer, the Merger, the Merger Agreement, the Company Stock Option Agreement, the CSX/NSC Letter Agreement or any transaction contemplated by the Merger Agreement, the CSX/NSC Letter Agreement or the Company Stock Option Agreement, take all action necessary to ensure that the Second Offer, the Merger and the other transactions contemplated by the Merger Agreement, the CSX/NSC Letter Agreement and the Company Stock Option Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement, the CSX/NSC Letter Agreement and the Company Stock Option Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by the Merger Agreement, the CSX/NSC Letter Agreement and the Company Stock Option Agreement.

     Rights Agreement. Under the Fourth Amendment, the Company has agreed that its Board of Directors will take all further action (in addition to that referred to above) reasonably requested in writing by CSX (including redeeming the Company Rights immediately prior to the Effective Time or amending the Company Rights Agreement) in order to render the Company Rights inapplicable to the Offer, the Second Offer, the Merger and the other transactions contemplated by the Merger Agreement, the Company Stock Option Agreement and the CSX/NSC Letter Agreement. Except as provided above with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, the Company Stock Option Agreement and the CSX/NSC Letter Agreement, the Board of Directors of the Company will not (a) amend the Company Rights Agreement or (b) take any action with respect to, or make any determination under, the Company Rights Agreement, including a redemption of the Company Rights or any action to facilitate a Takeover Proposal in respect of the Company.

     9. Dividends and Distributions. The discussion set forth in Section 14 of the Offer to Purchase and the amendments thereto are hereby amended and supplemented as follows:

     The Company has agreed in the Fourth Amendment that, following April 8, 1997, its Board of Directors will not declare, and the Company will not pay, any dividend on the Company's capital stock with a record date on or prior to May 30, 1997.

     In connection with the foregoing, the (green) Letter of Transmittal provides that, by executing a Letter of Transmittal as set forth above, or failing to withdraw a Letter of Transmittal already executed and delivered, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and any and all cash or noncash dividends (other than regular quarterly cash dividends except as provided below), distributions, rights, other Shares, or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement and any cash dividends, including regular quarterly cash dividends, declared or paid on or after April 8, 1997 with a record date on or prior to May 30, 1997). See the (green) Letter of Transmittal circulated with this Third Supplement.

     10. Certain Legal Matters; Regulatory Approvals. The discussion set forth in Section 16 of the Offer to Purchase, Section 6 of the First Supplement,
Section 9 of the Second Supplement and the amendments thereto are hereby amended and supplemented as follows:

     STB Matters; Acquisition of Control. STB approval or exemption of the Merger is not a condition to the Merger. However, the acquisition of control over the Company by CSX, NSC and their respective affiliates requires STB approval or exemption. CSX and NSC intend to file a joint application with the STB for control and division of the Company and for such other matters involved in such division as might be required to be approved by the STB. CSX and NSC are filing a new Notice of Intent to File Railroad Control Application and are requesting a waiver that would permit them to file their joint application prior to the date that is three months from the date of the filing of the Notice of Intent. CSX and NSC are also requesting that the respective dockets previously established by the STB for the separate CSX and NSC applications for control of the Company be dismissed. In addition, CSX and NSC are filing a request that the STB establish an expedited procedural schedule to consider CSX's and NSC's joint application in light of the fact that the STB will not be required to consider two competing applications for control of the Company. The STB approval process described in "STB Matters; Acquisition of Control," "Conditions" and "Judicial Review -- Stay" in Section 16 of the Offer to Purchase, as amended by Section 6 of the First Supplement and Section 9 of the Second Supplement, would be applicable to the joint application to be filed by CSX and NSC seeking STB approval of acquisition of control over, or division of, the Company.

     STB Matters; The Voting Trust. The Amended Voting Trust Agreement described in Section 9 of the Second Supplement has not been executed by the parties or submitted to the STB staff for an informal opinion that the use of the Amended Voting Trust Agreement would effectively insulate CSX and its affiliates from a violation of the governing statute and STB policy that would result from an unauthorized acquisition by CSX of a sufficient interest in the Company to result in control of the Company. CSX intends that the provisions of the original Voting Trust Agreement, dated October 15, 1996, between CSX, Purchaser and the Voting Trustee (which is currently in effect), or the Amended Voting Trust Agreement will govern the Voting Trust until the consummation of the Second Offer.

     CSX and NSC intend to enter into the CSX/NSC Voting Trust Agreement which provides for a consolidated voting trust to hold the Shares current beneficially owned by CSX and NSC and held in voting trusts and Shares to be acquired pursuant to the Second Offer. In that regard, it is contemplated that, effective upon the consummation of the Second Offer and the Merger, NSC will cause 8,200,000 Shares currently beneficially owned by NSC and held in the AAC voting trust to be transferred to the Voting Trustee to be held as Trust Stock under the CSX/NSC Voting Trust Agreement. The parties to the CSX/NSC Voting Trust Agreement would be CSX, NSC, Purchaser and CSX/NSC Acquisition Sub.

     CSX and NSC have not reached final agreement on the terms of the CSX/NSC Voting Trust Agreement. It is contemplated that the CSX/NSC Voting Trust Agreement would become effective only upon the consummation of the Second Offer.

     If CSX determines that it wishes the Amended Voting Trust Agreement to govern the Voting Trust until the consummation of the Second Offer, CSX will obtain an opinion of counsel that STB approval is not required for such amendment and will seek an informal opinion from the STB staff that use of the Voting Trust under the Amended Voting Trust Agreement would effectively insulate CSX and its affiliates from a violation of the governing statute and STB policy. In addition, if CSX and NSC reach an agreement as to the CSX/NSC Voting Trust Agreement, CSX and NSC would obtain an opinion of counsel and seek an informal opinion from the STB staff that use of the CSX/NSC Voting Trust Agreement would effectively insulate CSX, NSC and their affiliates from a violation of the governing statute and STB policy. CSX believes that the Amended Voting Trust Agreement is consistent with the STB's policies regarding voting trusts, and CSX and NSC intend that the CSX/NSC Voting Trust Agreement would be consistent with the STB's policies regarding voting trusts, but there can be no assurance that the STB staff will provide the requested opinion.

     It is also possible that the U.S. Department of Justice or railroad competitors of CSX or NSC, or others, may argue that CSX, NSC and their respective affiliates should not be permitted to use the voting trust mechanism to acquire Shares and effectuate the Merger prior to final STB approval of the acquisition of control of the Company. CSX and NSC believe it is unlikely that such arguments would prevail, but there can be no assurance in this regard.

     Pennsylvania Control Transaction Law -- General. The following summary of the provisions of the Pennsylvania Control Transaction Law is qualified in its entirety by reference to such law, the full text of which is attached hereto as Appendix A. THIS DISCUSSION AND APPENDIX SHOULD BE REVIEWED CAREFULLY BY ANY SHAREHOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE STRICTLY TO COMPLY WITH ANY OF THE PROCEDURAL REQUIREMENTS OF THE LAW MAY RESULT IN A FORFEITURE OR WAIVER OF RIGHTS. All references to a shareholder or a Company shareholder in the Pennsylvania Control Transaction Law and this summary are to the record holder of Company stock as to which appraisal rights under the Pennsylvania Control Transaction Law are asserted. A person having a beneficial interest in Shares that is held of record in the name of another person, such as a broker or nominee, must follow the steps summarized below to perfect rights under the Pennsylvania Control Transaction Law.

THE FOLLOWING CONSTITUTES NOTICE UNDER THE PENNSYLVANIA CONTROL TRANSACTION LAW AS REQUIRED THEREUNDER.

     Under the Pennsylvania Control Transaction Law, by virtue of entering into the CSX/NSC Letter Agreement, which may be considered a "control transaction" for purposes of the Pennsylvania Control Transaction Law, any holder of record of Shares as of April 8, 1997 is entitled to make written demand on CSX, NSC or Purchaser for payment of cash in an amount equal to the "fair value" (as defined in the Pennsylvania Control Transaction Law) of each Share as of the date on which the "control transaction" occurs. Under the Pennsylvania Control Transaction Law, "fair value" is defined as a value not less than the highest price paid per share by the controlling person or group at any time during the 90-day period ending on and including the date of the control transaction (i.e., from January 9, 1997 through April 8, 1997) plus an increment representing any value (including, without limitation, any proportion of any value for acquisition of control of the corporation) that may not be reflected in such price. Under this definition of "fair value", the minimum value that a holder of Shares would be entitled to receive would be the $115 per Share paid in the NSC First Offer.

     CSX, NSC and Purchaser believe and intend to take the position that "fair value" under the Pennsylvania Control Transaction Law is $115 per Share without interest thereon. However, if a holder of record of Shares believes that the "fair value" of his Shares is higher than $115 per Share, he is entitled to an appraisal procedure for determining the fair value of his Shares. To facilitate this procedure, as required by the Pennsylvania Control Transaction Law, CSX, NSC and Purchaser have filed a petition with the caption In Re: Conrail Inc. Statutory Proceeding Pursuant to Subchapter 25E of the Pennsylvania Business Corporation Law/Petition For Determination of Fair Value Pursuant to 15 Pa. C.S. sec.sec.2545 and 2547 in the Court of Common Pleas of Philadelphia County (the "Court"), April Term, 1997, No. 704. The Court is located at 280 City Hall, Philadelphia, PA 19107, and any holder electing to proceed with a court-appointed appraiser under the Pennsylvania Control Transaction Law should send the required forms (as described below) to the Court at such address before the date indicated in the next paragraph.

     Procedure for Demand. To validly perfect a demand under the Pennsylvania Control Transaction Law, a record holder must, within 20 days following the date of this Third Supplement, make written demand on CSX, NSC or Purchaser for payment of the "fair value" of such record holder's Shares. Any such demand must state the number and class or series of the Shares owned by the demanding shareholder with respect to which the demand is made. Such notice should be sent to Green Acquisition Corp. c/o CSX Corporation, One James Center, 901 East Cary Street, Richmond, Virginia 23219, Attention: Mark G. Aron, with a copy to Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510,
Attention: James C. Bishop, Jr. If, within 10 days after the date that Purchaser accepts for payment Shares pursuant to the Second Offer or terminates the Second Offer (the 10th such day referred to herein as the "Impasse Date"), CSX, NSC or Purchaser, on the one hand, and any demanding shareholder, on the other hand, are unable to agree on the fair value of the Shares or a binding procedure for the determination of fair value with respect to which the demand has been made, then any such demanding shareholder who desires to obtain the rights and remedies described below may, at any time until 30 days following the Impasse Date, surrender to the Court certificates for the Shares, duly endorsed for transfer to CSX, NSC or Purchaser, with a notice stating that the certificates are being surrendered to the Court in connection with the petition filed with the Court discussed above. Any shareholder failing to give such notice and surrender his certificates will have no further right to receive payment under the Pennsylvania Control Transaction Law for such Shares, and in accordance with the Merger Agreement such Shares will be converted in the Merger into the right to receive the Merger Consideration. All certificates surrendered to the Court will be held in escrow for CSX, NSC and Purchaser; and, following the expiration of the period in which certificates may be validly surrendered, the Court will provide a notice to CSX, NSC and Purchaser as to the number of Shares so surrendered. Under the Pennsylvania Control Transaction Law, CSX, NSC or Purchaser will then be required to make a "partial payment" for Shares so surrendered within 10 business days of receipt of the Court's notice at a per Share price equal to the "partial payment" amount, which amount shall be paid by the Court to the demanding shareholders who have validly surrendered certificates. Under the Pennsylvania Control Transaction Law, a "partial payment" is $115 in cash, which is the highest price paid per Share by the controlling person or group from January 9, 1997 through April 8, 1997.

     Payment of Fair Value. Pursuant to Section 14(d) of the Exchange Act and rules promulgated thereunder by the SEC, none of Purchaser, CSX or NSC may, directly or indirectly, purchase or make any arrangement to purchase any Shares otherwise than pursuant to the Second Offer during the pendency of the Second Offer. Consequently, CSX, NSC and Purchaser will not make payment on any demand for payment until after the Second Offer is consummated or terminated; and the Impasse Date has been set by CSX, NSC and Purchaser in recognition of the foregoing restrictions under the Exchange Act applicable to Purchaser, CSX and NSC. Promptly after consummation or termination of the Second Offer, CSX, NSC or Purchaser shall take the position that the "fair value" of such Shares is, and offer payment to holders of Shares who have made demand under the Pennsylvania Control Transaction Law in the amount of, $115 per Share in cash without interest.

     Appraisal Procedure. Upon receipt of any Share certificate surrendered as provided above, the Court shall, as soon as practicable but in any event within 30 days, appoint an appraiser with experience in appraising share values of companies of like nature to the Company to determine the fair value for the Shares so surrendered. The appraiser so appointed by the Court shall, as soon as reasonably practicable, determine the "fair value" of the Shares subject to its appraisal and the appropriate market rate of interest on the amount then owed by CSX, NSC and Purchaser to the holders of such Shares. The determination of any appraiser so appointed by the Court shall be final and binding on CSX, NSC and Purchaser and on all shareholders who so surrendered their Share certificates to the Court, except that the determination of the appraiser shall be subject to review to the extent and within the time provided or prescribed by law in the case of other appointed judicial officers.

     Shareholders who surrender certificates for Shares as described above to the Court will retain the right to vote their Shares and receive dividends or other distributions thereon until the Court receives payment in full for each of the Shares so surrendered of the "partial payment" amount, and thereafter such rights shall become those of CSX, NSC and Purchaser. In addition, the fair value (as determined by the appraiser) of any such dividends or other distributions so received by the surrendering shareholder shall be subtracted from any amount owing to such shareholder under the Pennsylvania Control Transaction Law.

     Costs and Expenses of Valuation Proceedings. The costs and expense of any appraiser or other agents appointed by the Court in the appraisal procedure will be assessed against CSX, NSC and Purchaser. The costs and expenses of any other procedure to determine fair value shall be paid as agreed to by the parties agreeing to the procedure.

     Norfolk Southern Litigation and Shareholder Litigation. The CSX/NSC Letter Agreement provides that, promptly following execution of the CSX/NSC Letter Agreement, CSX and NSC will take such action as is necessary to dismiss with prejudice all pending lawsuits between the parties relating to the acquisition of the Company, and CSX, under the Merger Agreement, will not consent to the taking of any action by the

Company respecting, and, following the Merger will request pursuant to the Merger Agreement the dismissal with prejudice of, all claims and litigation against NSC, its officers and affiliates relating to the Company acquisition. In addition, CSX will request pursuant to the Merger Agreement that the Company join in a stay or similar adjournment of any such proceeding.

     11. Fees and Expenses. The discussion set forth in Section 17 of the Offer to Purchase and the amendments thereto are hereby amended and supplemented as follows:

     Except as set forth below, NSC will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Second Offer. Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. (the "NSC Dealer Managers") together with Wasserstein Perella & Co., Inc. are acting as Dealer Managers in connection with the Second Offer and the Merger. NSC paid each of the NSC Dealer Managers an advisory fee of $2,500,000 upon the commencement of the NSC First Offer. Upon the earliest to occur of (i) the successful closing of any tender offer by NSC or one or more persons formed by or affiliated with NSC (an "NSC Affiliate") for securities of the Company (defined as the acceptance for payment by NSC or an NSC Affiliate of a majority of the Company's outstanding capital stock), (ii) the execution of a definitive agreement providing for (a) any merger, consolidation, reorganization or other business combination pursuant to which the business of the Company is combined with NSC or one or more persons formed by or affiliated with NSC, including without limitation, any joint venture (a "Business Combination"), (b) the acquisition by NSC or an NSC Affiliate by way of a tender or exchange offer, negotiated purchase or other means of a majority of the then outstanding capital stock of the Company, (c) the acquisition, directly or indirectly, by NSC or an NSC Affiliate of all or a substantial portion of the assets, revenues or income of the Company (an "Asset Acquisition"), or (d) the acquisition, directly or indirectly, by NSC or an NSC Affiliate of control of the Company through a proxy contest, NSC has agreed to pay each of the NSC Dealer Managers an additional advisory fee of $2,500,000. In addition, NSC has agreed to pay each of the NSC Dealer Managers a success fee of .125% of the aggregate transaction value (less the amount of any previously paid advisory fees) upon the consummation of a Business Combination or Asset Acquisition. Parent has also agreed to reimburse, directly or indirectly, the NSC Dealer Managers (in their capacities as NSC Dealer Managers and financial advisors) for their reasonable out-of-pocket expenses, including the reasonable fees and expenses of their legal counsel, incurred in connection with their engagement and to indemnify such firms and certain related persons against certain liabilities and expenses in connection with their engagement, including certain liabilities under the federal securities laws. The NSC Dealer Managers have rendered various investment banking and other advisory services to NSC and its affiliates in the past and are expected to continue to render such services for which they have received and will continue to receive customary compensation from NSC and its affiliates. The NSC Dealer Managers and/or their affiliates, in their capacity as arrangers and/or lenders, may also receive fees from NSC in connection with the activities.

                            GREEN ACQUISITION CORP.

April 10, 1997

                                   SCHEDULE A

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE

                            OFFICERS OF NSC AND AAC

     1. Directors and Executive Officers of NSC. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of NSC. Unless otherwise indicated, each person identified below is employed by NSC. The principal address of NSC and, unless otherwise indicated below, the current business address for each individual listed below is Three Commercial Place, Norfolk, Virginia 23510. Directors are identified by an asterisk. Each such person is a citizen of the United States.

        NAME AND PRINCIPAL                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
         BUSINESS ADDRESS                        AND FIVE-YEAR EMPLOYMENT HISTORY
-----------------------------------  --------------------------------------------------------
David R. Goode*....................  Chairman, President and Chief Executive Officer (since
                                     September 1992); President (from October 1991 to
                                     September 1992); and prior thereto was Executive Vice
                                     President -- Administration; Director, Caterpillar, Inc.
                                     (since June 1993); Director, Georgia -- Pacific
                                     Corporation (since July 1992); Director, TRINOVA
                                     Corporation (since January 1993); Director, Texas
                                     Instruments Incorporated (since February 1996).
James C. Bishop, Jr................  Executive Vice President -- Law (since March 1996); and
                                     prior thereto was Vice President -- Law.
R. Alan Brogan.....................  Executive Vice President -- Transportation Logistics and
  P.O. Box 988                       President, North American Van Lines, Inc. (since
  Fort Wayne, IN 46801 -- 0988       December 1992); Vice President -- Quality Management
                                     (from April 1991 to December 1992); and prior thereto
                                     was Vice President -- Material Management and Property
                                     Services.
L.I. Prillaman.....................  Executive Vice President -- Marketing (since October
                                     1995); Vice President -- Properties (from December 1992
                                     to October 1995); and prior thereto was Vice President
                                     and Controller.
Stephen C. Tobias..................  Executive Vice President -- Operations (since July
                                     1994); Senior Vice President -- Operations (from October
                                     1993 to July 1994); Vice President -- Strategic Planning
                                     (from December 1992 to October 1993); and prior thereto
                                     was Vice President -- Transportation; Director, TTX
                                     Company (since January 1993).
Henry C. Wolf......................  Executive Vice President -- Finance (since June 1993);
                                     and prior thereto was Vice President -- Taxation;
                                     Director, Greater Norfolk Corporation (since May 1994);
                                     Director, Shenandoah Life (since November 1995).
William B. Bales...................  Senior Vice President -- International (since October
  110 Franklin Rd., S.E.             1995); Vice President -- Coal Marketing (from August
  Roanoke, VA 24012                  1993 to October 1995); and prior thereto was Vice
                                     President -- Coal and Ore Traffic.
Paul N. Austin.....................  Vice President -- Personnel (since June 1994); Assistant
                                     Vice President -- Personnel (from February 1993 to June
                                     1994); and prior thereto was Director -- Compensation.

        NAME AND PRINCIPAL                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
         BUSINESS ADDRESS                        AND FIVE-YEAR EMPLOYMENT HISTORY
-----------------------------------  --------------------------------------------------------
John F. Corcoran...................  Vice President -- Public Affairs (since March 1992); and
  1500 K Street, N.W.,               prior thereto was Assistant Vice President -- Public
  Suite 375                          Affairs.
  Washington, DC 20005
David A. Cox.......................  Vice President -- Properties (since December 1995); and
                                     prior thereto was Assistant Vice President -- Industrial
                                     Development.
Thomas L. Finkbiner................  Vice President -- Intermodal (since August 1993); Senior
                                     Assistant Vice President -- International and Intermodal
                                     (from April to August 1993); and prior thereto was
                                     Assistant Vice President -- International and
                                     Intermodal.
Robert C. Fort.....................  Vice President -- Public Relations (since December
                                     1996); and prior thereto was Assistant Vice
                                     President -- Public Relations.
John W. Fox, Jr....................  Vice President -- Coal Marketing (since October 1995);
  110 Franklin Rd., S.E.             Assistant Vice President -- Coal Marketing (from August
  Roanoke, VA 24042                  1993 to October 1995); and prior thereto was General
                                     Manager Eastern Region.
Thomas J. Golian...................  Vice President (since October 1995); Executive Assistant to the Chairman, President and Chief Executive Officer
                                     (from April 1993 to October 1995); and prior thereto was
                                     Special Assistant to the President.
James L. Granum....................  Vice President -- Public Affairs (since March 1992); and
  1500 K Street, N.W.                prior thereto was Assistant Vice President -- Public
  Suite 375                          Affairs.
  Washington, DC 20005
James A. Hixon.....................  Vice President -- Taxation (since June 1993); and prior thereto was Assistant Vice President -- Tax Counsel.
Jon L. Manetta.....................  Vice President -- Transportation & Mechanical (since
                                     December 1995); Vice President -- Transportation (from
                                     June 1994 to December 1995); Assistant Vice
                                     President -- Transportation (from October 1993 to June
                                     1994); Assistant Vice President -- Strategic Planning
                                     (from January 1993 to October 1993); Director Joint
                                     Facilities and Budget (from March 1992 to January 1993);
                                     and prior thereto was Assistant Terminal
                                     Superintendent -- Transportation; Director, Beaver
                                     Street Tower Company (since July 1994); Director,
                                     Norfolk and Portsmouth Belt Line Railroad Company (since
                                     July 1994); Director, Belt Railway Company of Chicago
                                     (since September 1994).
Harold C. Mauney, Jr...............  Vice President -- Operations Planning and Budget (since
                                     December 1996); Vice President -- Quality Management
                                     (from December 1992 to December 1996); Assistant Vice
                                     President -- Quality Management (from April 1991 to
                                     December 1992); and prior thereto was General
                                     Manager -- Intermodal Transportation Services.
Donald W. Mayberry.................  Vice President -- Research and Tests (since December
  110 Franklin Rd., S.E.             1995); and prior thereto was Vice
  Roanoke, VA 24042                  President -- Mechanical.

        NAME AND PRINCIPAL                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
         BUSINESS ADDRESS                        AND FIVE-YEAR EMPLOYMENT HISTORY
-----------------------------------  --------------------------------------------------------
James W. McClellan.................  Vice President -- Strategic Planning (since October
                                     1993); Assistant Vice President -- Corporate Planning
                                     (from March 1992 to October 1993); and prior thereto was
                                     Director -- Corporate Development.
Kathryn B. McQuade.................  Vice President -- Internal Audit (since December 1992);
  110 Franklin Rd., S.E.             Director -- Income Tax Administration (from May 1991 to
  Roanoke, VA 24042                  December 1992); and prior thereto was
                                     Director -- Federal Income Tax Administration.
Charles W. Moorman.................  Vice President -- Information Technology (since October
                                     1993); Vice President -- Employee Relations (from
                                     December 1992 to October 1993); Vice
                                     President -- Personnel and Labor Relations (from
                                     February to December 1992); Assistant Vice President --
                                     Stations, Terminals and Transportation Planning (from
                                     March 1991 to February 1992); and prior thereto was
                                     Senior Director Transportation Planning.
Phillip R. Ogden...................  Vice President -- Engineering (since December 1992); and
  99 Spring Street, S.W.             prior thereto was Assistant Vice
  Atlanta, GA 30303                  President -- Maintenance; Director, Norfolk and
                                     Portsmouth Belt Line Railroad Company (since December
                                     1993).
John P. Rathbone...................  Vice President and Controller (since December 1992); and
                                     prior thereto was Assistant Vice President -- Internal
                                     Audit.
William J. Romig...................  Vice President and Treasurer (since April 1992); and
                                     prior thereto was Assistant Vice President -- Finance.
Donald W. Seale....................  Vice President -- Merchandise Marketing (since August
                                     1993); Assistant Vice President -- Sales and Service
                                     (from May 1992 to August 1993); and prior thereto was
                                     Director -- Metals, Waste and Construction.
Robert S. Spenski..................  Vice President -- Labor Relations (since June 1994); and
                                     prior thereto was Senior Assistant Vice
                                     President -- Labor Relations.
Rashe W. Stephens..................  Vice President -- Quality Management (since December
                                     1996); and prior thereto was Assistant Vice
                                     President -- Public Affairs.
William C. Wooldridge..............  Vice President -- Law (since March 1996); prior thereto was General Counsel -- Corporate.
Dezora M. Martin...................  Corporate Secretary (since April 1995); Assistant
                                     Corporate Secretary (from October 1993 to April 1995);
                                     and prior thereto was Assistant Corporate
                                     Secretary -- Planning.
Gerald L. Baliles*.................  Director (since 1990); Partner, Hunton & Williams (since
  Hunton & Williams                  1990); Director, Dibrell Brothers, Inc. (from March 1992
  951 E. Byrd St.                    to March 1995) and Newport News Shipbuilding Inc. (since
  Riverfront Plaza, East Tower       1997).
  Richmond, VA 23219-4074
Carroll A. Campbell, Jr.*..........  Director (since July 1996); President and Chief
  American Council of                Executive Officer, American Council of Life Insurance
     Life Insurance                  (since January 1995); Governor of South Carolina (from
  1001 Pennsylvania Ave., N.W.       January 1987 to January 1995); Director, AVX Corporation
  Washington, DC 20004               (since July 1995), Director, FLUOR Corporation (since
                                     January 1995).

        NAME AND PRINCIPAL                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
         BUSINESS ADDRESS                        AND FIVE-YEAR EMPLOYMENT HISTORY
-----------------------------------  --------------------------------------------------------
Gene R. Carter*....................  Director (since 1992); Executive Director, Association
  Association for Supervision        for Supervision and Curriculum Development (since July
     and Curriculum Development      1992); Superintendent of Schools, Norfolk, Virginia
  1250 N. Pitt Street                (from July 1983 to June 1992).
  Alexandria, VA 22314-1403
L. E. Coleman*.....................  Director (since 1982); Chairman, The Lubrizol
  7 Trillium Lane, Eastman           Corporation (from January 1996 to March 1996); Chairman
  Grantham, NH 03753                 of the Board and CEO (from April 1982 to December 1995);
                                     Director, The Lubrizol Corporation (since at least
                                     1991); and Director, Harris Corporation (since January
                                     1985).
T. Marshall Hahn, Jr.*.............  Director (since 1985); Honorary Chairman of the Board,
  Georgia-Pacific Corporation        Georgia-Pacific Corporation (since December 1993),
  P.O. Box 105605                    Chairman of the Board (from May 1993 to December 1993),
  Atlanta, GA 30348-5605             Chairman of the Board and Chief Executive Officer (from
                                     February 1985 to May 1993); Director, SunTrust Banks,
                                     Inc. (since July 1984); Director, Trust Company Bank of
                                     Georgia (since 1987); Director, Coca-Cola Enterprises
                                     (since 1987).
Landon Hilliard*...................  Director (since 1992); Partner, Brown Brothers Harriman
  Brown Brothers Harriman & Co.      & Co. (since January 1979); Director, Owens-Corning
  59 Wall Street                     Fiberglas Corporation (since April 1989).
  New York, NY 10005
E.B. Leisenring, Jr.*..............  Director (since 1982); Chairman of The Philadelphia
  The Philadelphia Contributionship  Contributionship (since January 1996); Chairman and
  One Tower Bridge, Suite 501        Chief Executive Officer, Penn Virginia Corporation (from
  West Conshohocken, PA 19428        December 1933 to April 1992); Director, Penn Virginia
                                     Corporation (from September 1952 to October 1992);
                                     Director, Westmoreland Coal Company (from September 1952
                                     to June 1996); Director, Fidelity Bank, N.A. (a wholly
                                     owned subsidiary of First Fidelity Bancorporation) (from
                                     1960 to January 1994); Director, PICO Products, Inc.
                                     (since November 1994); Director, SKF USA Inc. (a
                                     controlled subsidiary of Aktiebolaget SKF, a Swedish
                                     corporation) (from January 1966 to March 1996).
Arnold B. McKinnon*................  Director (since 1986); Chairman and Chief Executive
                                     Officer, Norfolk Southern Corporation (from September
                                     1991 to August 1992); Chairman, President and Chief
                                     Executive Officer, Norfolk Southern Corporation (from
                                     March 1987 to September 1991).
Jane Margaret O'Brien*.............  Director (since 1994); President, St. Mary's College of
  St. Mary's College of Maryland     Maryland (since July 1996); President, Hollins College
  St. Mary's City, MD 20686          (from July 1991 to June 1996); Dean of the Faculty,
                                     Middlebury College (from 1989 to 1991); Director,
                                     Landmark Communications, Inc. (since 1994).
Harold W. Pote*....................  Director (since 1988); Partner, The Beacon Group (since
  The Beacon Group                   April 1993); President, PBS Properties, Inc. (since
  399 Park Avenue                    November 1990), President and Chief Executive Officer,
  New York, NY 10022                 First Fidelity Bancorporation (from April 1984 to
                                     December 1988); Director, Turecamo Maritime, Inc. (from
                                     June 1990 to June 1996).

     2. Directors and Executive Officers of AAC. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and officer of AAC. Unless otherwise indicated, each person identified below is employed by AAC and has held such position since the formation of AAC on October 23, 1996. The principal address of AAC and, unless otherwise indicated below, the current business address for each individual listed below is Three Commercial Place, Norfolk, Virginia 23510. Directors are identified by an asterisk. Each such person is a citizen of the United States.

             NAME AND PRINCIPAL                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
              BUSINESS ADDRESS                        AND FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------------------    --------------------------------------------
David R. Goode*                                 President; see part 1 above for five-year
                                                employment history.
James C. Bishop, Jr.*                           Vice President and General Counsel; see part
                                                1 above for five-year employment history.
L.I. Prillman                                   Vice President; see part 1 above for
                                                five-year employment history.
Henry C. Wolf*                                  Vice President and Treasurer; see part 1
                                                above for five-year employment history.
Dezora M. Martin                                Corporate Secretary; see part 1 above for
                                                five-year employment history.

                                                                      APPENDIX A

                     PENNSYLVANIA BUSINESS CORPORATION LAW

            TITLE 15.  CORPORATIONS AND UNINCORPORATED ASSOCIATIONS
                             PART II.  CORPORATIONS
                       SUBPART B.  BUSINESS CORPORATIONS
             ARTICLE C.  DOMESTIC BUSINESS CORPORATION ANCILLARIES
                      CHAPTER 25.  REGISTERED CORPORATIONS
                      SUBCHAPTER E.  CONTROL TRANSACTIONS

sec.2541.  APPLICATION AND EFFECT OF SUBCHAPTER

     (a) General rule. -- Except as otherwise provided in this section, this subchapter shall apply to a registered corporation unless:

          (1) the registered corporation is one described in section 2502(1)(ii) or (2) (relating to registered corporation status);

          (2) the bylaws, by amendment adopted either: (i) by March 23, 1984; or
     (ii) on or after March 23, 1988, and on or before June 21, 1988; and, in either event, not subsequently rescinded by an article amendment, explicitly provide that this subchapter shall not be applicable to the corporation in the case of a corporation which on June 21, 1988, did not have outstanding one or more classes or series of preference shares entitled, upon the occurrence of a default in the payment of dividends or another similar contingency, to elect a majority of the members of the board of directors (a bylaw adopted on or before June 21, 1988, by a corporation excluded from the scope of this paragraph by the restriction of this paragraph relating to certain outstanding preference shares shall be ineffective unless ratified under paragraph (3));

          (3) the bylaws of which explicitly provide that this subchapter shall not be applicable to the corporation by amendment ratified by the board of directors on or after December 19, 1990, and on or before March 19, 1991, in the case of a corporation: (i) which on June 21, 1988, had outstanding one or more classes or series of preference shares entitled, upon the occurrence of a default in the payment of dividends or another similar contingency, to elect a majority of the members of the board of directors; and (ii) the bylaws of which on that date contained a provision described in paragraph (2); or

          (4) the articles explicitly provide that this subchapter shall not be applicable to the corporation by a provision included in the original articles, by an article amendment adopted prior to the date of the control transaction and prior to or on March 23, 1988, pursuant to the procedures then applicable to the corporation, or by an articles amendment adopted prior to the date of the control transaction and subsequent to March 23, 1988, pursuant to both: (i) the procedures then applicable to the corporation; and (ii) unless such proposed amendment has been approved by the board of directors of the corporation, in which event this subparagraph shall not be applicable, the affirmative vote of the shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast thereon. A reference in the articles or bylaws to former section 910 (relating to right of shareholders to receive payment for shares following a control transaction) of the act of May 5, 1933 (P.L. 364, No. 106), known as the Business Corporation Law of 1933, shall be deemed a reference to this subchapter for the purposes of this section. See section 101(c) (relating to references to prior statutes).

     (b) Inadvertent transactions. -- This subchapter shall not apply to any person or group that inadvertently becomes a controlling person or group if that controlling person or group, as soon as practicable, divests itself of a sufficient amount of its voting shares so that it is no longer a controlling person or group.

     (c) Certain subsidiaries. -- This subchapter shall not apply to any corporation that on December 23, 1983, was a subsidiary of any other corporation.

sec.2542.  DEFINITIONS

     The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

          "Control transaction." The acquisition by a person or group of the status of a controlling person or group.

          "Controlling person or group." A controlling person or group as defined in section 2543 (relating to controlling person or group).

          "Fair value." A value not less than the highest price paid per share by the controlling person or group at any time during the 90-day period ending on and including the date of the control transaction plus an increment representing any value, including, without limitation, any proportion of any value payable for acquisition of control of the corporation, that may not be reflected in such price.

          "Partial payment amount." The amount per share specified in section 2545(c)(2) (relating to contents of notice).

          "Subsidiary." Any corporation as to which any other corporation has or has the right to acquire, directly or indirectly, through the exercise of all warrants, options and rights and the conversion of all convertible securities, whether issued or granted by the subsidiary or otherwise, voting power over voting shares of the subsidiary that would entitle the holders thereof to cast in excess of 50% of the votes that all shareholders would be entitled to cast in the election of directors of such subsidiary, except that a subsidiary will not be deemed to cease being a subsidiary as long as such corporation remains a controlling person or group within the meaning of this subchapter.

          "Voting shares." The term shall have the meaning specified in section 2552 (relating to definitions).

sec.2543.  CONTROLLING PERSON OR GROUP

     (a) General rule. -- For the purpose of this subchapter, a "controlling person or group" means a person who has, or a group of persons acting in concert that has, voting power over voting shares of the registered corporation that would entitle the holders thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation. (b) Exceptions generally.--Notwithstanding subsection (a):

          (1) A person or group which would otherwise be a controlling person or group within the meaning of this section shall not be deemed a controlling person or group unless, subsequent to the later of March 23, 1988, or the date this subchapter becomes applicable to a corporation by bylaw or article amendment or otherwise, that person or group increases the percentage of outstanding voting shares of the corporation over which it has voting power to in excess of the percentage of outstanding voting shares of the corporation over which that person or group had voting power on such later date, and to at least the amount specified in subsection (a), as the result of forming or enlarging a group or acquiring, by purchase, voting power over voting shares of the corporation.

          (2) No person or group shall be deemed to be a controlling person or group at any particular time if voting power over any of the following voting shares is required to be counted at such time in order to meet the 20% minimum: (i) Shares which have been held continuously by a natural person since January 1, 1983, and which are held by such natural person at such time. (ii) Shares which are held at such time by any natural person or trust, estate, foundation or other similar entity to the extent the shares were acquired solely by gift, inheritance, bequest, devise or other testamentary distribution or series of these transactions, directly or indirectly, from a natural person who had acquired the shares prior to January 1, 1983. (iii) Shares which were acquired pursuant to a stock split, stock dividend, reclassification or similar recapitalization with respect to shares described under this paragraph that have been held continuously since their issuance by the corporation by the natural person or entity that acquired them from the corporation or that were acquired, directly or indirectly, from such natural person or entity, solely pursuant to a transaction or series of transactions described in subparagraph (ii), and that are held at such time by a natural person or entity described in subparagraph (ii).
     (iv) Control shares as defined in section 2562 (relating to definitions) which have not yet been accorded voting rights pursuant to section 2564(a) (relating to voting rights of shares acquired in a control-share acquisition). (v) Shares, the voting rights of which are attributable to a person under subsection (d) if: (A) the person acquired the option or conversion right directly from or made the contract, arrangement or understanding or has the relationship directly with the corporation; and
     (B) the person does not at the particular time own or otherwise effectively possess the voting rights of the shares. (vi) Shares acquired directly from the corporation or an affiliate or associate, as defined in section 2552 (relating to definitions), of the corporation by a person engaged in business as an underwriter of securities who acquires the shares through his participation in good faith in a firm commitment underwriting registered under the Securities Act of 1933.

          (3) In determining whether a person or group is or would be a controlling person or group at any particular time, there shall be disregarded voting power arising from a contingent right of the holders of one or more classes or series of preference shares to elect one or more members of the board of directors upon or during the continuation of a default in the payment of dividends on such shares or another similar contingency.

     (c) Certain record holders. -- A person shall not be a controlling person under subsection (a) if the person holds voting power, in good faith and not for the purpose of circumventing this subchapter, as an agent, bank, broker, nominee or trustee for one or more beneficial owners who do not individually or, if they are a group acting in concert, as a group have the voting power specified in subsection (a), or who are not deemed a controlling person or group under subsection (b).

     (d) Existence of voting power. -- For the purposes of this subchapter, a person has voting power over a voting share if the person has or shares, directly or indirectly, through any option, contract, arrangement, understanding, conversion right or relationship, or by acting jointly or in concert or otherwise, the power to vote, or to direct the voting of, the voting share.

sec.2544.  RIGHT OF SHAREHOLDERS TO RECEIVE PAYMENT FOR SHARES

     Any holder of voting shares of a registered corporation that becomes the subject of a control transaction who shall object to the transaction shall be entitled to the rights and remedies provided in this subchapter.

sec.2545.  NOTICE TO SHAREHOLDERS

     (a) General rule. -- Prompt notice that a control transaction has occurred shall be given by the controlling person or group to: (1) Each shareholder of record of the registered corporation holding voting shares. (2) The court, accompanied by a petition to the court praying that the fair value of the voting shares of the corporation be determined pursuant to section 2547 (relating to valuation procedures) if the court should receive, pursuant to section 2547, certificates from shareholders of the corporation or an equivalent request for transfer of uncertificated securities.

     (b) Obligations of the corporation. -- If the controlling person or group so requests, the corporation shall, at the option of the corporation and at the expense of the person or group, either furnish a list of all such shareholders to the person or group or mail the notice to all such shareholders.

     (c) Contents of notice. -- The notice shall state that: (1) All shareholders are entitled to demand that they be paid the fair value of their shares. (2) The minimum value the shareholder can receive under this subchapter is the highest price paid per share by the controlling person or group within the 90-day period ending on and including the date of the control transaction, and stating that value. (3) If the shareholder believes the fair value of his shares is higher, this subchapter provides an appraisal procedure for determining the fair value of such shares, specifying the name of the court and its address and the caption of the petition referenced in subsection (a)(2), and stating that the information is provided for the possible use by the shareholder in electing to proceed with a court-appointed appraiser under section 2547. There shall be included in, or enclosed with, the notice a copy of this subchapter.

     (d) Optional procedure. -- The controlling person or group may, at its option, supply with the notice referenced in subsection (c) a form for the shareholder to demand payment of the partial payment amount directly from the controlling person or group without utilizing the court-appointed appraiser procedure of section 2547, requiring the shareholder to state the number and class or series, if any, of the shares owned by him, and stating where the payment demand must be sent and the procedures to be followed.

sec.2546.  SHAREHOLDER DEMAND FOR FAIR VALUE

     (a) General rule. -- After the occurrence of the control transaction, any holder of voting shares of the registered corporation may, prior to or within a reasonable time after the notice required by section 2545 (relating to notice to shareholders) is given, which time period may be specified in the notice, make written demand on the controlling person or group for payment of the amount provided in subsection (c) with respect to the voting shares of the corporation held by the shareholder, and the controlling person or group shall be required to pay that amount to the shareholder pursuant to the procedures specified in section 2547 (relating to valuation procedures).

     (b) Contents of demand. -- The demand of the shareholder shall state the number and class or series, if any, of the shares owned by him with respect to which the demand is made.

     (c) Measure of value. -- A shareholder making written demand under this section shall be entitled to receive cash for each of his shares in an amount equal to the fair value of each voting share as of the date on which the control transaction occurs, taking into account all relevant factors, including an increment representing a proportion of any value payable for acquisition of control of the corporation.

     (d) Purchases independent of subchapter. -- The provisions of this subchapter shall not preclude a controlling person or group subject to this subchapter from offering, whether in the notice required by section 2545 or otherwise, to purchase voting shares of the corporation at a price other than that provided in subsection (c), and the provisions of this subchapter shall not preclude any shareholder from agreeing to sell his voting shares at that or any other price to any person.

sec.2547.  VALUATION PROCEDURES

     (a) General rule. -- If, within 45 days (or such other time period, if any, as required by applicable law) after the date of the notice required by section 2545 (relating to notice to shareholders), or, if such notice was not provided prior to the date of the written demand by the shareholder under section 2546 (relating to shareholder demand for fair value), then within 45 days (or such other time period, if any, required by applicable law) of the date of such written demand, the controlling person or group and the shareholder are unable to agree on the fair value of the shares or on a binding procedure to determine the fair value of the shares, then each shareholder who is unable to agree on both the fair value and on such a procedure with the controlling person or group and who so desires to obtain the rights and remedies provided in this subchapter shall, no later than 30 days after the expiration of the applicable 45-day or other period, surrender to the court certificates representing any of the shares that are certificated shares, duly endorsed for transfer to the controlling person or group, or cause any uncertificated shares to be transferred to the court as escrow agent under subsection (c) with a notice stating that the certificates or uncertificated shares are being surrendered or transferred, as the case may be, in connection with the petition referenced in section 2545 or, if no petition has theretofore been filed, the shareholder may file a petition within the 30-day period in the court praying that the fair value (as defined in this subchapter) of the shares be determined.

     (b) Effect of failure to give notice and surrender certificates. -- Any shareholder who does not so give notice and surrender any certificates or cause uncertificated shares to be transferred within such time period shall have no further right to receive, with respect to shares the certificates of which were not so surrendered or the uncertificated shares which were not so transferred under this section, payment under this subchapter from the controlling person or group with respect to the control transaction giving rise to the rights of the shareholder under this subchapter.

     (c) Escrow and notice. -- The court shall hold the certificates surrendered and the uncertificated shares transferred to it in escrow for, and shall promptly, following the expiration of the time period during which the certificates may be surrendered and the uncertificated shares transferred, provide a notice to the controlling person or group of the number of shares so surrendered or transferred.

     (d) Partial payment for shares. -- The controlling person or group shall then make a partial payment for the shares so surrendered or transferred to the court, within ten business days of receipt of the notice from the court, at a per-share price equal to the partial payment amount. The court shall then make payment as soon as practicable, but in any event within ten business days, to the shareholders who so surrender or transfer their shares to the court of the appropriate per-share amount received from the controlling person or group.

     (e) Appointment of appraiser. -- Upon receipt of any share certificate surrendered or uncertificated share transferred under this section, the court shall, as soon as practicable but in any event within 30 days, appoint an appraiser with experience in appraising share values of companies of like nature to the registered corporation to determine the fair value of the shares.

     (f) Appraisal procedure. -- The appraiser so appointed by the court shall, as soon as reasonably practicable, determine the fair value of the shares subject to its appraisal and the appropriate market rate of interest on the amount then owed by the controlling person or group to the holders of the shares. The determination of any appraiser so appointed by the court shall be final and binding on both the controlling person or group and all shareholders who so surrendered their share certificates or transferred their shares to the court, except that the determination of the appraiser shall be subject to review to the extent and within the time provided or prescribed by law in the case of other appointed judicial officers. See 42 Pa.C.S. ss 5105(a)(3) (relating to right to appellate review) and 5571(b) (relating to appeals generally).

     (g) Supplemental payment. -- Any amount owed, together with interest, as determined pursuant to the appraisal procedures of this section shall be payable by the controlling person or group after it is so determined and upon and concurrently with the delivery or transfer to the controlling person or group by the court (which shall make delivery of the certificate or certificates surrendered or the uncertificated shares transferred to it to the controlling person or group as soon as practicable but in any event within ten business days after the final determination of the amount owed) of the certificate or certificates representing shares surrendered or the uncertificated shares transferred to the court, and the court shall then make payment, as soon as practicable but in any event within ten business days after receipt of payment from the controlling person or group, to the shareholders who so surrendered or transferred their shares to the court of the appropriate per-share amount received from the controlling person or group.

     (h) Voting and dividend rights during appraisal proceedings. -- Shareholders who surrender their shares to the court pursuant to this section shall retain the right to vote their shares and receive dividends or other distributions thereon until the court receives payment in full for each of the shares so surrendered or transferred of the partial payment amount (and, thereafter, the controlling person or group shall be entitled to vote such shares and receive dividends or other distributions thereon). The fair value (as determined by the appraiser) of any dividends or other distributions so received by the shareholders shall be subtracted from any amount owing to such shareholders under this section.

     (i) Powers of the court. -- The court may appoint such agents, including the transfer agent of the corporation, or any other institution, to hold the share certificates so surrendered and the shares surrendered or transferred under this section, to effect any necessary change in record ownership of the shares after the payment by the controlling person or group to the court of the amount specified in subsection (h), to receive and disburse dividends or other distributions, to provide notices to shareholders and to take such other actions as the court determines are appropriate to effect the purposes of this subchapter.

     (j) Costs and expenses. -- The costs and expenses of any appraiser or other agents appointed by the court shall be assessed against the controlling person or group. The costs and expenses of any other procedure to determine fair value shall be paid as agreed to by the parties agreeing to the procedure.

     (k) Jurisdiction exclusive. -- The jurisdiction of the court under this subchapter is plenary and exclusive and the controlling person or group, and all shareholders who so surrendered or transferred their shares to the court shall be made a party to the proceeding as in an action against their shares.

     (l) Duty of corporation. -- The corporation shall comply with requests for information, which may be submitted pursuant to procedures maintaining the confidentiality of the information, made by the court or the appraiser selected by the court. If any of the shares of the corporation are not represented by certificates, the transfer, escrow or retransfer of those shares contemplated by this section shall be registered by the corporation, which shall give the written notice required by section 1528(f) (relating to uncertificated shares) to the transferring shareholder, the court and the controlling shareholder or group, as appropriate in the circumstances.

     (m) Payment under optional procedure. -- Any amount agreed upon between the parties or determined pursuant to the procedure agreed upon between the parties shall be payable by the controlling person or group after it is agreed upon or determined and upon and concurrently with the delivery of any certificate or certificates representing such shares or the transfer of any uncertificated shares to the controlling person or group by the shareholder.

     (n) Title to shares. -- Upon full payment by the controlling person or group of the amount owed to the shareholder or to the court, as appropriate, the shareholder shall cease to have any interest in the shares.

sec.2548.  COORDINATION WITH CONTROL TRANSACTION

     (a) General rule. -- A person or group that proposes to engage in a control transaction may comply with the requirements of this subchapter in connection with the control transaction, and the effectiveness of the rights afforded in this subchapter to shareholders may be conditioned upon the consummation of the control transaction.

     (b) Notice. -- The person or group shall give prompt written notice of the satisfaction of any such condition to each shareholder who has made demand as provided in this subchapter.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                    The Depositary for the Second Offer is:

                                 CITIBANK, N.A.

           By Hand:                        By Mail:                 By Overnight Carrier:
        Citibank, N.A.                  Citibank, N.A.                  Citibank, N.A.
    Corporate Trust Window            c/o Citicorp Data               c/o Citicorp Data
  111 Wall Street, 5th Floor          Distribution, Inc.              Distribution, Inc.
   New York, New York 10043             P.O. Box 7072                  404 Sette Drive
                                  Paramus, New Jersey 07653       Paramus, New Jersey 07652

              Facsimile for Eligible Institutions: (201) 262-3240
                      To confirm fax only: (800) 422-2077

     Any questions or requests for assistance or additional copies of the Offer to Purchase, the First Supplement, the Second Supplement, this Third Supplement, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Managers at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Second Offer.

                 The Information Agent for the Second Offer is:
                                 mackenzie logo

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         CALL TOLL FREE (800) 322-2885

                 The Dealer Managers for the Second Offer are:

  WASSERSTEIN PERELLA & CO., INC.           J.P. MORGAN & CO.                 MERRILL LYNCH & CO.
        31 West 52nd Street                   60 Wall Street                World Financial Center
     New York, New York 10019                 Mail Stop 2860                      North Tower
           Call Collect:                 New York, New York 10260        New York, New York 10281-1305
          (212) 969-2700                (800) 576-5070 (toll free)       (212) 449-8211 (call collect)
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